Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A Forms S-3/A (File No. 333-226923), on Forms S-3 (File No. 333-273357, 333-271434, 333-253679, 333-249707, 333-233199, 333-230553 and 333-229024), and on Forms S-8 (File No. 333-274965, 333-266729, and 333-237162) of Workhorse Group Inc. of our report dated October 17, 2024, with respect to the consolidated financial statements of Motiv Power Systems, Inc. appearing in this Current Report on Form 8-K/A for the year ended December 31, 2023.

/s/ Marcum LLP.

Costa Mesa, California
March 24, 2026